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                                                                     EXHIBIT 4.6


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") dated as of December 17, 2001 by and between Aviall, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., a national banking association (as successor to the First National Bank of Boston) (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement dated as of December 7, 1993, as amended by that certain Amendment No. 1 To Rights Agreement dated as of March 14, 2000 (as amended, the "Agreement"); and

         WHEREAS, Section 27 of the Agreement provides that the Company may from time to time supplement or amend any provision of the Agreement as the Company may deem necessary or desirable; and

         WHEREAS, the Board of Directors has determined in good faith that the amendment to the Agreement set forth herein is desirable and, pursuant to the terms of the Agreement, has duly authorized such amendment to the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment to the Definition of "Acquiring Person". The definition of "Acquiring Person" set forth in Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following definition:

"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, is the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing or any provision to the contrary herein, (i) during the term of the Standstill Agreement, (A) no Carlyle Entity shall constitute an "Acquiring Person" under this Agreement and (B) the Carlyle Entities together as a group shall not constitute an "Acquiring Person" under this Agreement and (ii) for the purposes of determining whether any Person, together with all Affiliates and Associates of such Person, is or may


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become the Beneficial Owner of 15% or more the Common Shares of the Company then outstanding, the Investor Shares acquired by such Person, or any Affiliate or Associate of such Person, shall be deemed to be outstanding but shall not be deemed to be Beneficially Owned by such Person, or any Affiliate or Associate of such Person; provided, however, that if such Person, together with all Affiliates or Associates of such Person, shall become after acquiring any Investor Shares, or is at the time of the acquisition of any Investor Shares, the Beneficial Owner of 5% or more of the Common Shares of the Company then outstanding (in addition to any Investor Shares held by such Person, or any Affiliate or Associate of such Person), then such Person shall be deemed to be the Beneficial Owner of the Investor Shares held by such Person; and provided, further, that following termination of the Standstill Agreement, no Carlyle Entity shall be deemed an "Acquiring Person" solely by reason of such Carlyle Entity or its Affiliates and Associates receiving dividends in respect of any Investor Shares.

         2. Additional Definitions. Section 1 of the Agreement shall be amended to include the following definitions:

         "Bridge Preferred Stock" shall mean the Series B Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company.

         "Carlyle Entities" shall mean collectively, Carlyle Partners III, L.P., a Delaware limited partnership, CP III Coinvestment, a Delaware limited partnership, Carlyle High-Yield Partners, L.P., a Delaware limited partnership, and any of their respective Affiliates.

         "Carlyle Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of December 16, 2001, by and among the Company and the Carlyle Entities parties thereto.

         "Carlyle Shares" shall mean any Common Shares issuable to Carlyle pursuant to the Note Purchase Agreement and any Common Shares issuable upon exercise of warrants issuable to Carlyle pursuant to the Note Purchase Agreement.

         "Closing Date" shall mean the date the transactions contemplated by the Carlyle Securities Purchase Agreement are consummated.

         "Investor Shares" shall mean the shares of (i) the Permanent Preferred Stock, (ii) the Bridge Preferred Stock, (iii) the Carlyle Shares, (iv) Common Shares issuable on conversion of the Permanent Preferred Stock or the Bridge Preferred Stock and (v) any shares issued as dividends or on conversion or exchange or otherwise in respect of the securities referred to in the foregoing clauses (i) through (iv).

         "Note Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of December 16, 2001, by and among the Company, Aviall Services, Inc., J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Blackstone Mezzanine Partners, L.P., Blackstone Mezzanine Holdings, L.P., Carlyle High Yield Partners, L.P. and Oak Hill Securities Fund, L.P., among other entities.

         "Permanent Preferred Stock" shall mean the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company.

         "Standstill Agreement" shall mean that certain Standstill Agreement dated as of the Closing Date, by and among the Company, Carlyle Partners III, L.P., a Delaware limited partnership, and CP III Coinvestment, a Delaware limited partnership.



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         3. Effectiveness. This Amendment shall be effective as of December 17,
2001, as if executed by both parties on such date. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and all references to the Agreement from and after such time shall be deemed to be references to the Agreement as amended hereby.

         4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

         5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

         8. Exhibits. Exhibits B and C to the Agreement shall be deemed amended in a manner consistent with this Amendment.

                                    * * * * *




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                             AVIALL, INC.


                                             By:     /s/ Jeffrey J. Murphy
                                                    ---------------------------
                                             Name:  Jeffrey J. Murphy
                                             Title: Senior Vice President and
                                                    General Counsel


AGREED AND ACCEPTED:

EQUISERVE TRUST COMPANY, N.A.


By:     /s/ James P. Mitchell
       ---------------------------
Name:  James P. Mitchell
Title: Senior Account Manager